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EXHIBIT 3.1
                      ARTICLES OF INCORPORATION

                                  OF

                  AUSTRAL PACIFIC ENERGY CORPORATION

                              * * * * *

                                FIRST

          The name of the corporation is AUSTRAL PACIFIC ENERGY
CORPORATION.

                               SECOND

          Its principal office in the state of Nevada is located at 1 East First Street, Reno, Nevada 89501. The name and address of its resident agent is The Corporate Trust Company of Nevada, 1 East First Street, Reno, Nevada 89501.

                                THIRD

            The purpose or purposes for which the corporation is organized:

               To engage in and carry on any lawful business activity or trade, and to engage in the business of oil and gas exploration, production, marketing, selling, leasing and refining.

                                FOURTH

          The amount of the total authorized capital stock of the corporation is One Thousand Dollars ($1,000.00) consisting of One
Hundred Million (100,000,000) shares of common stock of the par value of $0.00001 each.

                               FIFTH

          The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

          There will be two initial members of the Board of Directors and their names and addresses are:

     NAME                     POST-OFFICE ADDRESS

     Alex P. Guidi            3516 Athalmer Road
                              Kelowna, British Columbia V1Y 9M8

     John B. Holland          816-235 Keith Road Street
                              West Vancouver, British Columbia V7T 1L5

     Ronald L. Bertuzzi       4489 Angus Drive
                              Vancouver, British Columbia V6J 4J2

          The number of members of the Board of Directors shall not be less than three nor more than thirteen.

                                SIXTH

          The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

                               SEVENTH

          The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

     NAME                          POST-OFFICE ADDRESS

Conrad C. Lysiak                   601 West First Avenue
                                   Suite 503
                                   Spokane, Washington   99204

                               EIGHTH

          The corporation is to have perpetual existence.

                                NINTH

          In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

          Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

          To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

          By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one
(1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.




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          When and as authorized by the affirmative vote of
stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

                                TENTH

          Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                               ELEVENTH

          This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                               TWELFTH

          The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of October, 1996.

                              /s/ Conrad C. Lysiak
                              CONRAD C. LYSIAK

STATE OF WASHINGTON      )
                         )
COUNTY OF SPOKANE        )

          On this 30th day of October, 1996, before me, a Notary
Public, personally appeared CONRAD C. LYSIAK, who severally acknowledged that he executed the above instrument.

                         /s/ Judy Terese Lysiak
                         Notary Public, residing in the State of
                         Washington, residing in Spokane.
My Commission Expires: October 8, 1998